EXHIBIT 10.4

PROMISSORY NOTE

$4,000	Boca Raton, Florida

June 15, 2012

FOR VALUE RECEIVED, Astika Music Entertainment, Inc., a Florida corporation (“Debtor”), whose address is 7000 W. Palmetto Park Road, Suite 409, Boca Raton, Florida  33433, promises to pay to EuGene Gant (“Holder”), whose address is 1181 71st Street, Miami Beach, Florida  33141, the principal sum (the “Principal Sum”) of Four Thousand Dollars ($4,000).  This Note is issued on the date first written above (the “Issuance Date”), and is payable to Holder, as follows:

1.
Maturity; Principal and Interest.  Debtor promises to pay interest on the outstanding principal of this Note at the rate of five percent (5%) per annum from the Issuance Date until the Principal Sum is repaid in full, which must occur by June 15, 2013 (“Maturity Date”).  An installment payment in the amount of Two Thousand Dollars ($2,000) is due on October 1, 2012.  On the Maturity Date, Debtor shall be required to tender payment in full to Holder of the remaining balance of the Principal Sum and interest owed thereon.  Interest on this Note shall be calculated on the basis of a 360-day year and applied to the number of days that the Principal Sum, or any portion thereof, is outstanding.

2.	Right to Prepay. Debtor shall have the right to prepay all or any part of the Principal Sum and interest owed thereon, without penalty or premium.

3.
No Demand Required.  Debtor hereby waives presentment for payment, demand, protest, notice of nonpayment or dishonor and of protest, and any and all other notices and demands whatsoever, and agrees to remain bound until the Principal Sum and interest owed thereon are paid in full.

4.
Invalidity.  If any provision of this Note, or the application of it to any party or circumstance is held to be invalid, the same shall be ineffective, but the remainder of this Note, and the application of such provisions to other parties or circumstances, shall not be affected thereby.

5.	Successors. The terms and conditions of this Note shall apply to and bind the heirs, successors, legal representatives and permitted assigns of the parties.

6.	Assignment. Neither this Note, nor any right or obligation under this Note, may be assigned or otherwise transferred by either party without the prior written consent of the other party.

7.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, Debtor has caused this Note to be executed and delivered to Holder on the date first above written.

ASTIKA MUSIC ENTERTAINMENT, INC.

By: /s/  Eugene B. Settler
              Eugene B. Settler, President